EXHIBIT 10.1

NON-EXECUTIVE DIRECTOR COMPENSATION PROGRAM

Cash Compensation
Annual Retainer Fees
•Chairman of the Board annual retainer (in lieu of Board & Committee meeting fees)	$125,000
•Base annual retainer for all other Non-Executive Directors (pro-rated for actual service during the 12-month period covered by the retainer)	$50,000
•Additional annual retainers (pro-rated for actual service during the 12-month period covered by the retainer):
• Lead Director and Audit Committee Chair	$25,000
• Other Audit Committee members	$5,000
• Compensation Committee and Nominating and Governance Committee Chairs	$10,000
• Other Compensation Committee and Nominating Committee members	$ -0-
Other Retainer Fees
•Retainer for Special Committees (one-time retainer upon appointment)	$5,000
Board and Committee Meeting Fees
•Fees per in person Board meeting (in person or telephonic participation)	$3,000
•Fees per in person Committee meeting (in person or telephonic participation):
• Audit Committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation Committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and Governance Committee
• Chairperson	$2,500
• Other member	$2,000
• Special Committees (all members)	$2,000
Fees Per Telephonic Meeting
•Audit Committee meetings to review SEC filings	$2,000
•All other telephonic Board and Committee meetings (including Special Committee meetings)	$1,000
Equity Compensation
Upon Election to Board
•150,000 non-qualified stock options
• Four-year vesting (quarterly after first year)
Annual Awards
•Granted on calendar year schedule
•60,000 non-qualified stock options for the Chairman of the Board; 40,000 non-qualified stock options for all other Non-Executive Directors (each granted quarterly on the first day of each quarter)
• Immediate vesting
•$40,000 fixed dollar value of restricted shares for Non-Executive Directors other than the Chairman of the Board; 1 ½ times the number of shares granted to other Non-Executive Directors for the Chairman of the Board (each granted quarterly on the first day of each quarter)

• Immediate vesting
• 2 -year vested option exercise period after termination of service on Board
• Non-Executive Director must serve on the Board for the entire previous quarter in order to be eligible for any quarterly installment of non-qualified stock options or restricted shares in connection with the Annual Awards of equity.

•    The Date of Award in the Non-Qualified Stock Option Agreement or the Restricted Stock Agreement for the non-qualified stock options or the restricted stock, as the case may be, awarded to Non-Executive Directors shall be January 1, April 1, July 1, and October 1 of each year.

•    Exercise price of any non-qualified stock options granted to Non-Executive Directors on each Date of Award (the “Exercise Price”) shall be the closing selling price of a share of the Company's common stock on the Date of Award as reported on the New York Stock Exchange or such other securities exchange or quotation system as may be designated by the Compensation Committee.

•    The stock price used to calculate the number of restricted shares to be granted to Non-Executive Directors on each Date of Award (the “Restricted Stock Price”) shall be the closing selling price of a share of the Company's common stock on the Date of Award as reported on the New York Stock Exchange or such other securities exchange or quotation system as may be designated by the Compensation Committee.

•    To the extent that fractional shares result from using the Restricted Stock Price to calculate the number of restricted shares to be granted to Non-Executive Directors, such fractional shares shall be disregarded and the Non-Executive Directors shall be awarded the next lowest whole number of restricted shares.

•    If the Date of Award is not a trading day for the New York Stock Exchange or such other securities exchange or quotation system as may be designated by the Compensation Committee, the Exercise Price and the Restricted Stock Price shall be the closing selling price of a share of the Company's common stock on the trading day immediately preceding the Date of Award.

•    The non-qualified stock option grant upon election to the Board and the Annual Awards (both as described in the table above) shall be appropriately adjusted as determined by the Board for any future stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock.

•    In the event that a Change of Control (as defined in the 2001 Stock Incentive Plan or the 2006 Incentive Plan, as the case may be) becomes effective while a Non-Executive Director continues to serve on the Board of the Company, all options granted under the Non-Executive Director Compensation Program, as amended from time to time, and not previously vested, shall vest and become exercisable as of the effective date of the Change of Control.

Each option granted under this program shall have a term of ten (10) years from the Date of Award.

Other Compensation

•    The Board shall have authority to make payments to directors performing services determined by the Board, upon recommendation of the Nominating and Governance Committee, to be extraordinary services which significantly exceed customary and routine services performed by a director, in an amount determined by the Board to be appropriate compensation for the services performed.

•    The Chairman of the Board shall be allowed to participate in the Company's medical, dental and vision plans, subject to provider eligibility rules, and the premiums associated with such participation shall be paid by the Company.

Effective: January 24, 2012